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                                   Exhibit 11

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                                                     Three Months Ended          Six Months Ended
                                                                          June 30,                   June 30,
                                                                 -------------------------  --------------------------
                                                                     2002         2001          2002          2001
                                                                 ------------ ------------  ------------  ------------
Earnings per Share Information:
-------------------------------------------------------------

Weighted average number of shares
   outstanding during the year ..............................      3,873,120    3,971,202     3,872,085     3,962,386

Weighted average number of shares
   outstanding during the year
   including all dilutive potential shares ..................      3,963,563    4,002,096     3,950,719     3,991,143

Net earnings ................................................     $1,401,735   $  979,323    $2,819,058    $1,971,460

Earnings per share - basic ..................................     $     0.36   $     0.25    $     0.73    $     0.50

Earnings per share - diluted ................................     $     0.35   $     0.24    $     0.71    $     0.49
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